Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
Investor Contact:
Margaret M. Boyce
(312) 255-5784
margaret.boyce@diamondconsultants.com
Media Contact:
David Moon
312-255-4560
david.moon@diamondconsultants.com
DIAMOND ANNOUNCES ANNUAL DIVIDEND
CHICAGO, NOVEMBER 7, 2006—Diamond Management & Technology Consultants, Inc. (Nasdaq: DTPI), a premier global management and technology consulting firm, today declared an annual cash dividend of $0.30 per share of common stock outstanding, payable to shareholders of record on November 22, 2006. The fiscal year 2007 dividend will be paid on December 8, 2006.
“Declaring an annual dividend demonstrates the Board’s confidence in the company’s growth potential and financial discipline. We are confident in the market for our services and our strategies to grow our business. Diamond generates more cash than we require to grow the business and we are pleased to return capital to our shareholders while maintaining our investment in our people and our people-related programs. We believe this dividend complements our share repurchase program and further illustrates our commitment to return excess capital to shareholders in an efficient manner,” said Adam Gutstein, President and CEO of Diamond.
About Diamond
Diamond (Nasdaq: DTPI) is a premier global management and technology consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, Diamond works collaboratively with clients, unleashing the power within their own organizations to achieve sustainable business advantage. To learn more visit www.diamondconsultants.com.

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